UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

November 19, 2007
Date of Report

November 13, 2007 |
(Date of Earliest Event Reported)

AMERIWEST ENERGY CORP.
(FORMERLY SOUTH SEA ENERGY CORP.)
(Exact name of Registrant as Specified in its Charter)

P.O. Box 11524, Scotia Tower, Suite 2410, 650 West Georgia Street
Vancouver, British Columbia
Canada V6B 4N7
(Address of Principal Executive Offices)

Tel: 1-604-683-6991
(Registrant's Telephone Number)

Nevada	333-122449	98-0359930
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 13, 2007, Ameriwest Energy Corp. (the “Company”) signed a Letter of Intent (the “Letter of Intent”) with Geochem Exploration, LLC, a Wyoming limited liability company (“Geochem”). Geochem holds a 100% Working Interest in the Skull Valley Properties, an oil field in Wyoming (the “Interest”). Upon execution of the Letter of Intent, the Company paid Geochem $100,000, which will be applied towards the aggregate purchase price of the Interest.

Under the terms of the Letter of Intent, the Company and Geochem agree to act towards, on or before December 16, 2007, entering into a definitive material agreement whereby the Company will acquire, and Geochem will sell the Interest and an 80% Net Royalty Interest in the Interest in exchange for the aggregate payment to Geochem of $400,000 (the “Definitive Agreement”). Upon execution of the Definitive Agreement, the Company will pay Geochem an additional $100,000, which will be applied towards the aggregate purchase price of the Interest. Additionally, the Company has until December 15, 2007 to conduct due diligence as to the condition of and title to the Interest and the prospect in general.

The Definitive Agreement will provide for (i) the remaining purchase price of $200,000 being paid on or before February 1, 2008, (ii) a closing date on or before February 1, 2008, and (iii) an obligation by the Company to spud, drill and complete a well in a currently permitted area in the Interest on or before June 1, 2008 subject to extensions by the Company for additional payments to Geochem.

The Letter of Intent further provides that the Definitive Agreement would contain customary representations and warranties, covenants and a number of conditions to closing, including receipt by the Company of satisfactory legal opinion(s) regarding the validity of the transfer of the Interest under U.S. federal and Wyoming law and receipt of completed tests, geological reports and studies performed on the Interest.

For more information, see the Letter of Intent attached hereto as Exhibit 10.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Letter of Intent

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIWEST ENERGY CORP.

By:   /s/ Dennis Mee
         Dennis Mee, Chief Financial Officer

Dated:  November 19, 2007